Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LUNA INNOVATIONS INCORPORATED

Kent A. Murphy hereby certifies that:

ONE: The original name of the corporation is Luna Innovations Incorporated and the Certificate of Incorporation of this corporation was first filed with the Secretary of State of the State of Delaware on April 4, 2003 and was amended and restated on August 1, 2003, August 2, 2005, September 30, 2005, December 30, 2005, February 8, 2006, April 4, 2006 and May 23, 2006.

TWO: He is the duly elected and acting President and Chief Executive Officer of Luna Innovations Incorporated, a Delaware corporation.

THREE:	The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

ARTICLE I

The name of the corporation is Luna Innovations Incorporated (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

ARTICLE IV

1. The Corporation is authorized to issue four classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock,” “Class C Common Stock,” and “Common Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 54,245,588, of which (i) 7,269,165 shares shall be Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), (ii) 15,694,940 shares shall be Class B Common Stock, $0.001 par value per share (“Class B Common Stock”), (iii) 5,932,044 shares shall be Class C Common Stock, $0.001 par value per share (“Class C Common Stock” and together with the Class A Common Stock and Class B Common Stock, the “Class Common Stock”), and (iv) 25,349,439 shares shall be Common Stock, $0.001 par value per share (“Common Stock” ).

2. The holders of Common Stock, Class A Common Stock and Class C Common Stock shall have the right to vote for the election of members of the board of directors of the Corporation (the “Board of Directors”) and on all other matters requiring stockholder action. The Corporation’s Class B Common Stock shall be non-voting except to the extent otherwise required under the DGCL. Each share of Class A Common Stock and Class C Common Stock shall be entitled to the number of votes set forth in Article V below, and each share of Common Stock shall be entitled to one vote. Subject to the rights of the holders of the Class C Common Stock pursuant to Article V, Section 6 herein, the number of authorized shares of any class or classes of capital stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL; provided, however, that the affirmative vote of a majority of the voting interests of all outstanding Class C Common Stock shall also be required to increase or decrease the number of authorized shares of Class C Common Stock.

3. Other than with respect to the voting rights of the Class A Common Stock, Class C Common Stock and Common Stock set forth above in this Article IV and other than as set forth in Article V with respect to the rights, preferences and privileges of the Class Common Stock, the holders of Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Common Stock shall be entitled to the same rights and privileges, and shall share equally on a per share basis in the distribution of any funds which the Board of Directors may declare or set aside or pay out as dividends, and shall share equally on a per share basis in the distribution of any and all dividends and in the distribution of assets in connection with a Liquidation Event (as defined in Article V below), whether voluntary or involuntary, and after the payment of all debts of the Corporation, and shall be alike in all other respects. Except as may otherwise be agreed by the holders of a majority of the voting interests of the Class C Common Stock then outstanding, the consideration per share paid for Class C Common Stock in connection with a Liquidation Event shall not be less than the consideration per share paid for Class A Common Stock in connection with such Liquidation Event; provided further, that no discount or reduction in the valuation of the Class C Common Stock shall be deemed to apply because of any difference between the voting rights of the Class C Common Stock and the voting rights of the Class A Common Stock, or because the Class C Common Stock is convertible in part into shares of Class B Common Stock.

4. Upon the automatic conversion of all outstanding shares of the Class Common Stock in accordance with the provisions of Article V, Section 4(c) of this Certificate of Incorporation (the “Certificate”), the Corporation shall immediately thereafter be authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

ARTICLE V

The rights, privileges and restrictions and other matters relating to the Class Common Stock are as follows:

1.	Definitions. For purposes of this Article V, the following definitions shall apply:

(a) “Change of Control” shall mean (a) the merger or consolidation of the Corporation with or into another entity in which the stockholders of the Corporation immediately prior to such merger or consolidation own less than 50% of the voting securities of the surviving entity, (b) any other transaction or series of related transactions to which the Corporation is a party as a result of which the stockholders of the Corporation immediately prior to such transaction or series of related transactions own less than 50% of the voting securities of the Corporation or other surviving entity following such transaction or related transactions (other than the sale of equity securities by the Corporation in a capital raising transaction), or (c) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation.

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c) “Corporation” shall mean Luna Innovations Incorporated.

(d) “Dividend Rate” shall mean an annual rate of six percent (6%) of the Original Purchase Price.

(e) “Initial Issue Date” shall mean the first date of issuance of a share of Class C Common Stock.

(f) “Liquidation Event” shall mean (a) any Change of Control or (b) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(g) “Notes” shall mean those certain Senior Convertible Promissory Notes issued by the Company in favor of the Investors named therein under that certain Class C Common Stock and Note Purchase Agreement by and between the Company and the Investors named therein on December 30, 2005.

(h) “Original Purchase Price” shall mean the $2.65183 per share for the Class C Common Stock (subject to adjustment from time to time for Recapitalizations as set forth in Sections 4(e), (f), (g) and (h) herein).

(i) “Qualified Change of Control” shall mean a Change of Control that (A) involves a bona fide, arm’s length transaction with a third-party unaffiliated with the Corporation, the terms of which have been negotiated in good faith by the Corporation and such third-party, and (B) in respect of a stock purchase or merger, results in such third party acquiring one hundred percent (100%) of the voting securities (excluding options, warrants or other rights to purchase capital stock of the Corporation then outstanding) of the Corporation.

(j) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2.	Dividends.

(a) Class C Common Stock. Beginning on the date of issuance of each share of Class C Common Stock, the holders of outstanding shares of such Class C Common Stock shall be entitled to receive cumulative dividends whether or not declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Class C Common Stock payable in preference and priority to any declaration or payment of any dividend on any other class of Common Stock or any other class or series of capital stock of the Corporation. For the avoidance of doubt, no dividends shall be paid with respect to the Class A Common Stock, the Class B Common Stock, the Common Stock or any capital stock of the Corporation (i) at a rate greater than the Dividend Rate and (ii) until all accrued dividends on the Class C Common Stock have been paid in full. Payment of any dividends to the holders of the Class C Common Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rate for the Class C Common Stock. The right to receive dividends on each share of Class C Common Stock shall be cumulative beginning on the date of original issue of such share of Class C Common Stock and such dividends shall accrue and be payable in shares of Class B Common Stock (or, at the election of the Corporation, in cash) upon the earlier of the date on which (i) a Liquidation Event (as defined in Section 1(f)) occurs, (ii) such share is converted pursuant to any of the provisions of Section 4 of this Article V into Class A Common Stock, Class B Common Stock or Common Stock or (iii) such share is redeemed, provided, in each case, such dividends shall be due and payable at the time of such event out of assets legally available therefor.

(b) Additional Dividends. After the payment of the dividends described in Section 2(a) above, any additional dividends declared or paid in any fiscal year may be declared or paid to the holders of the Class A Common Stock, the Class B Common Stock, the Common Stock and/or other capital stock of the Corporation in proportion to the number of shares of Common Stock then outstanding; provided, however, that in no event shall any dividend be paid on the Class A Common Stock, Class B Common Stock or Common Stock and/or other capital stock of the Corporation (i) at a rate greater than the Dividend Rate and (ii) until all accrued but unpaid dividends on Class C Common Stock have been paid in full. Unless otherwise declared by the Board of Directors, the Class B Common Stock shall not be entitled to the declaration and payment of dividends.

(c) Non-Cash Dividends. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d) Waiver. The holders of the Class C Common Stock may waive any dividend preference that such holders shall be entitled to receive under this Section 2 upon the affirmative vote or action by written consent of the holders of a majority of the voting interests of the then-outstanding Class C Common Stock (voting or acting together as a single class) (such required holders being sometimes collectively referred to herein as the “Required Holders”).

3.	Voting.

(a) Voting Generally. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation or as required by law, the holders of Class A Common Stock, Class C Common Stock and Common Stock shall vote together and not as separate classes. The Class B Common Stock shall be non-voting except to the extent otherwise required under the DGCL. Except as otherwise expressly provided herein or as required by law, there shall be no series voting.

(b) Class A Common Stock Voting. Each holder of Class A Common Stock shall be entitled to the number of votes equal to the number of shares of Common Stock issuable upon conversion of the Class A Common as of the record date pursuant to Section 4 of this Article V. Except as otherwise contemplated herein or required by the DGCL, the holders of shares of the Class A Common Stock shall be entitled to vote on all matters requiring stockholder action. Holders of Class A Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Class A Common Stock held by each holder could be converted), shall be rounded to the nearest whole number.

(c) Class C Common Stock Voting. Each holder of Class C Common Stock shall be entitled to the number of votes equal to the number of shares of Class A Common Stock issuable upon conversion of the Class C Common Stock as of the record date pursuant to Section 4 of this Article V. Except as otherwise contemplated herein or required by the DGCL, the holders of shares of the Class C Common Stock shall be entitled to vote on all matters requiring stockholder action. Holders of Class C Common

Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Class C Common Stock held by each holder could be converted), shall be rounded to the nearest whole number.

(d)	Election of Directors.

(i) The size of the Board of Directors shall be established by the Bylaws of the Corporation. At each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors:

(1) For so long as any shares of Class C Common Stock remain outstanding, the Required Holders of the Class C Common Stock, voting as a separate class distinct from any other series or class of securities issued by the Corporation, shall be entitled (A) if the size of the Board of Directors is seven (7) or less, to elect one (1) member of the Board of Directors, (B) if the size of the Board of Directors is greater than seven (7), to elect two (2) members of the Board of Directors (each such director, a “Class C Director”), (C) to remove any such Class C Director from office, and (D) to fill any vacancy caused by the resignation, death or removal of any such Class C Director; provided, however, that in the event that there are no shares of Class C Common Stock outstanding, such members of the Board of Directors shall be elected and removed by the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class distinct from any other series or class of securities issued by the Corporation; and

(2) The holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class distinct from any other series or class of securities issued by the Corporation, shall be entitled to elect the remaining members of the Board of Directors, to remove such directors from office, and to fill any vacancy caused by the resignation, death or removal of such directors.

(4) General Conversion Rights. Each share of Class Common Stock shall be convertible (the “Conversion Rights”) into that number of fully-paid, nonassessable shares of Common Stock or a particular Class Common Stock, as may be applicable, pursuant to the applicable Conversion Rate as provided herein; provided, however, no conversion of the Class C Common Stock into Common Stock shall be permitted under any circumstances except in connection with a Qualified IPO (as defined herein) pursuant to subsection 4(c) of this Article V. Notwithstanding anything to the contrary of the foregoing, for purposes of determining the number of votes per share of the Class A Common Stock and Class C Common Stock, such number of votes shall be equal to (i) with respect to the Class A Common Stock, the number of shares of Common Stock issuable upon conversion of such Class A Common Stock as of the record date pursuant to the then effective Class A Conversion Rate (as defined herein), and (ii) with respect to the Class C Common Stock, the number of shares of Class A Common Stock issuable upon conversion of such Class C Common Stock as of the record date pursuant to subsection 4(b) of this Article V, in either such case of (i) and (ii), notwithstanding the fact that such conversion was not otherwise permitted except in connection with a Qualified IPO. The number of shares of Common Stock into which each share of Class A Common Stock may be converted is hereinafter referred to as the “Class A Conversion Rate.” The number of shares of Common Stock into which each share of Class B Common Stock may be converted is hereinafter referred to as the “Class B Conversion Rate.” The number of shares of Class Common Stock (and thereafter into Common Stock) into which each share of Class C Common Stock may be converted is hereinafter referred to as the “Class C Conversion Rate” (and together with the Class A Conversion Rate and the Class B Conversion Rate, collectively the “Conversion Rate”).

(a) Conversion Rights of Class A Common Stock and Class B Common Stock. The Class A Conversion Rate shall entitle the holder of Class A Common Stock to convert such shares into that number of shares of Common Stock equal to the product of (x) the number of shares of Class A Common Stock held by such holder, multiplied by (y) the Class A Conversion Rate. For purposes of the Conversion Rights, the Class A Conversion Rate shall initially and immediately following 10:20 AM Eastern Daylight Time on May 23, 2006, the effective time (the “Effective Time”) of a reverse stock split of the Corporation’s Class Common Stock (the “Reverse Stock Split”) be equal to one (1), subject to further adjustment as may be required pursuant to subsections 4(e), (f), (g) and (h) of this Article V. The Class B Conversion Rate shall entitle the holder of Class B Common Stock to convert such shares into that number of shares of Common Stock equal to the product of (x) the number of shares of Class B Common Stock held by such holder, multiplied by (y) the Class B Conversion Rate. For purposes of the Conversion Rights, the Class B Conversion Rate shall initially and immediately following the Reverse Stock Split be equal to one (1), subject to further adjustment as may be required pursuant to subsections 4(e), (f), (g) and (h) of this Article V. Notwithstanding anything to the contrary in this Article V, no conversion of the Class A Common Stock or the Class B Common Stock into Common Stock shall be permitted under any circumstances except in connection with a Qualified IPO (as defined herein) pursuant to Section 4(c) herein.

(b) Conversion Rights of Class C Common Stock. Each share of Class C Common Stock shall be convertible, at the option of the holder thereof, at any time after the Effective Time at the office of the Corporation or any transfer agent for the Class C Common Stock, into that number of fully-paid, nonassessable shares of Class A Common Stock and Class B Common Stock (and thereafter into Common Stock) as provided herein. The Class C Conversion Rate shall initially and immediately following the Reverse Stock Split entitle the holders of Class C Common Stock to convert all issued and outstanding shares of Class C Common Stock and any accrued and unpaid dividends thereon into (A) 809,843 shares of Class A Common Stock plus (B) 1,418,355 shares of Class B Common Stock. Notwithstanding anything to the contrary in this Article V, no conversion of the Class C Common Stock into Common Stock (through an initial conversion into Class A Common Stock and Class B Common Stock) shall be permitted under any circumstances except in connection with a Qualified IPO (as defined herein) pursuant to Section 4(c) herein.

(c) Automatic Conversion of Class Common Stock. Each share of Class Common Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective applicable Conversion Rate as provided herein.

(i) Automatic Conversion of Class A Common Stock and Class B Common Stock. Each such share of Class A Common Stock and Class B Common Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective applicable Class A Conversion Rate and Class B Conversion Rate, respectively, immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of any class or series of the Corporation’s Common Stock, provided that the aggregate gross proceeds to the Corporation (before the deduction of underwriters’ commissions and expenses) are not less than $20 million (a “Qualified IPO”) (such event a “Class A/B Automatic Conversion Event”).

(ii) Automatic Conversion of Class C Common Stock. In connection with either (x) a Qualified IPO, or (y) upon the receipt by the Corporation of a written request for conversion of the Class C Common Stock from the holders of a majority of the voting interests of the Class C Common Stock then outstanding, (with such class voting as a separate class) (each of the events referred to in (x) and (y) are referred to herein as a “Class C Automatic Conversion Event”), all issued and outstanding shares of Class C Common Stock and any accrued and unpaid dividends thereon shall automatically be converted into fully-paid, non-assessable shares of (A) Class A Common Stock and Class B Common Stock at the then effective applicable Class C Conversion Rate in the amounts set forth in Section 4(b) of this Article V, and (B) with respect to a Qualified IPO only, immediately following such automatic conversion into Class A Common Stock and Class B Common Stock pursuant to the foregoing clause (A), each such share of Class A Common Stock and Class B Common Stock shall then automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective applicable Class A Conversion Rate and Class B Conversion Rate, respectively. For the avoidance of doubt, in the event of a Class C Automatic Conversion Event pursuant to a written request for conversion of the Class C Common Stock from the holders of a majority of the voting interests of the Class C Common Stock then outstanding (in accordance with clause (y) above), the Class A Common Stock and Class B Common Stock issued upon such Class C Automatic Conversion Event shall not thereafter be converted to Common Stock except in connection with a Qualified IPO.

(d) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Class Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Class Common Stock held by each holder of Class Common Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Class Common Stock shall be entitled to convert the same into full shares of Class Common Stock or Common Stock, as may be applicable, and to receive certificates therefor: (i) such holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class Common Stock or Common Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates; and (ii) such holder shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of a Class A/B Automatic Conversion Event or a Class C Automatic Conversion Event, as may be applicable, the outstanding shares of Class Common Stock shall be converted automatically pursuant to the terms of Section 4(c) without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the applicable shares of Class Common Stock and/or Common Stock issuable upon such Class A/B Automatic Conversion Event or Class C Automatic Conversion Event unless either the certificates evidencing such shares of Class Common Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of a Class A/B Automatic Conversion Event or Class C Automatic Conversion Event in connection with a Qualified IPO, each holder of record of shares of Class Common Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Class Common Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Class Common Stock, or that the certificates evidencing such shares of Class Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Class Common Stock, (i) a certificate or certificates for the number of shares of Class Common Stock and/or Common Stock to which he shall be entitled as aforesaid and (ii) a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class Common Stock and/or Common Stock, plus any accrued but unpaid dividends, whether or not declared, on the converted Class Common Stock or, in lieu of such dividends upon the written election of such holder, a number of shares of Class Common Stock equal to the aggregate dollar amount of such accrued but unpaid dividends divided by the applicable Conversion Rates for such Class Common Stock.

Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class Common Stock to be converted, and the person or persons entitled to receive the shares of Class Common Stock and/or Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class Common Stock and/or Common Stock, as may be applicable, on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Class Common Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Class Common Stock and/or Common Stock issuable upon such conversion of the Class Common Stock shall not be deemed to have converted such Class Common Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided after the Effective Time (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the applicable Conversion Rate of the applicable Class Common Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding shares of Common Stock shall be combined after the Effective Time (by reclassification or otherwise) into a lesser number of shares of Common Stock, the applicable Conversion Rate of the applicable Class Common Stock in effect immediately prior to such combination prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased.

(f) Adjustments for Subdivisions or Combinations of Class A Common Stock or Class B Common Stock. In the event the outstanding shares of Class A Common Stock or Class B Common Stock shall be subdivided after the Effective Time (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Class A Common Stock or Class B Common Stock, then (i) the Conversion Rate of the affected Class A Common Stock or Class B Common Stock, as applicable, in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased and (ii) the Conversion Rate of the affected Class C Common Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding shares of Class A Common Stock or Class B Common Stock shall be combined after the Effective Time (by reclassification or otherwise, but excluding for purposes of clarity the Reverse Stock Split) into a lesser number of shares of Class A Common Stock or Class B Common Stock, then (i) the Conversion Rate of the affected Class A Common Stock or Class B Common Stock, as applicable, in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased and (ii) the Conversion Rate of the affected Class C Common

Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased.

(g) Adjustments for Subdivisions or Combinations of Class C Common Stock. In the event the outstanding shares of Class C Common Stock shall be subdivided after the Effective Time (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Class C Common Stock, the Conversion Rate and Original Purchase Price of the affected Class C Common Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Class C Common Stock shall be combined after the Effective Time (by reclassification or otherwise) into a lesser number of shares of Class C Common Stock, the Conversion Rate and Original Purchase Price of the affected Class C Common Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(h) Adjustments for Reclassification, Exchange and Substitution. If the Class Common Stock or Common Stock issuable upon conversion of the Class Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock after the Effective Time, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above, and excluding for purposes of clarity the Reverse Stock Split), then, in any such event, in lieu of the number of shares of Class Common Stock and Common Stock which the holders would otherwise have been entitled to receive, each holder of such Class Common Stock shall have the right thereafter to convert such shares of Class Common Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such Class Common Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Rate pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class Common Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect and (iii) the number of shares of Class Common Stock and Common Stock, as may be applicable, and the amount, if any, of other property which at the time would be received upon the conversion of Class Common Stock.

(j) Waiver of Adjustment of Class C Conversion Rate. Notwithstanding anything herein to the contrary, any adjustment of the Class C Conversion Rate of the Class C Common Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of Class C Common Stock either before or after the event causing the adjustment.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, Class B Common Stock and Common Stock, for the purpose of effecting the conversion of the shares of the Class Common Stock, such number of its shares of Class A Common Stock, Class B Common Stock and Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Class Common Stock.

5.	Redemption.

(a) At any time after the six (6) year anniversary of the Initial Issue Date, at the election of the Required Holders of the Class C Common Stock upon prior written notice to the Corporation of at least one hundred twenty (120) days prior to the proposed date for redemption (the “Redemption Date”), this Corporation shall redeem, out of funds legally available therefor, all (but not less than all) of the outstanding shares of Class C Common Stock which have not been converted into Common Stock pursuant to Section 4 hereof. The Corporation shall redeem the shares of the Class C Common Stock by paying in cash an amount per share equal to the applicable Original Purchase Price for each share of Class C Common Stock, plus an amount equal to all accrued but unpaid dividends thereon, whether or not declared or earned, accrued up to and including the date such share is actually redeemed (collectively, the “Redemption Price”). Notwithstanding the foregoing, to the extent that the Corporation may not legally redeem such shares of Class C Common Stock, such redemption shall take place as soon as legally permitted; provided, further, that if the funds legally available for redemption of the Class C Common Stock shall be insufficient to permit the payment to such holders of the full respective Redemption Prices, the Corporation shall effect such redemption pro rata among the holders of such Class C Common Stock so that each holder of such Class C Common Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Class C Common Stock held by such holder, and the denominator of which is the total number of shares of Class C Common Stock outstanding. To the extent that the Corporation’s available cash flow does not permit such redemption, and to the extent permitted by law, the remainder (if any) shall be paid as soon as practicable and no other dividends or distributions to other holders of any of the Corporation’s capital stock shall be made until all of the Class C Common Stock has been fully redeemed.

(b) Any redemption effected pursuant to Section 5(a) shall be made on a pro rata basis among the holders of the Class C Common Stock in proportion to the number of shares of Class C Common Stock then outstanding.

(c) At least thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Class C Common Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided herein, on or after the Redemption Date each holder of Class C Common Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d) If the funds of the Corporation legally available for redemption of shares of Class C Common Stock on any Redemption Date are insufficient to redeem the total number of shares of Class C Common Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Class C Common Stock pursuant to Section 5(a). The shares of Class C Common Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to Section 5(a) and Section 5(e), at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Class C Common Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

(e) In the event the Board of Directors determines by less than a unanimous vote that the funds legally available for redemption of the Class C Common Stock are insufficient to redeem the total number of shares of Class C Common Stock, then the Board of Directors shall appoint an ad-hoc committee of its disinterested (for such purpose, any person beneficially owning shares of the Corporation’s capital stock shall be deemed interested) members to make a further study of the issue and to retain separate legal counsel to advise and opine on the issue and then to report back to the full Board of Directors on its findings and the advice and opinion of the separate legal counsel.

6. Protective Provisions. As long as any issued shares of Class C Common Stock remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or by written consent as provided by law) of the Required Holders of the Class C Common Stock:

(a) amend, alter, change or repeal any provision of the Certificate of Incorporation if such action would alter or change or affect the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Class A Common Stock, the Class B Common Stock or the Class C Common Stock;

(b) increase or decrease (other than for decreases resulting from conversion of the Class C Common Stock) the authorized number of, or otherwise issue, shares of Class A Common Stock, Class B Common Stock or Class C Common Stock (other than shares of Common Stock issued after approval by the compensation committee of the Board of Directors pursuant to an employee incentive plan authorized by the Board of Directors or unanimously by such compensation committee, and other than shares of Class Common Stock issued upon conversion of the principal amount and accrued interest under the Notes);

(c) authorize or declare any dividends on the Class A Common Stock, the Class B Common Stock or any other shares of capital stock of the Corporation other than the Class C Common Stock;

(d) take any action that results in the redemption of any shares of capital stock of the Corporation (other than (i) the Class C Common Stock as provided herein, (ii) pursuant to agreements between the Corporation and its employees that have been approved by the compensation committee of the Board of Directors, or (iii) in connection with any party’s exercise of the Put Right as defined in and pursuant to that certain Agreement and Plan of Merger dated on or around September 30, 2005, by and among the Corporation, Luna Technologies Acquisition Corp., Luna Technologies, Inc. and the Principal Stockholders identified on Annex A thereto); and

(e) create, by reclassification or otherwise, any class or series of shares.

7. Reissuance of Class Common Stock. In the event that any shares of Class Common Stock shall be converted pursuant to Section 4, redeemed pursuant to Section 5 or otherwise repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be cancelled and shall not be issuable by this Corporation.

8. Notices. Any notice required by the provisions of this Article V to be given to the holders of Class Common Stock shall be deemed given five (5) business days after deposit, postage pre-paid, with first class mail (which must be sent by certified mail, return receipt requested), in the United States mail, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

9. Special Meetings. Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or the Board of Directors

acting pursuant to a resolution adopted by a majority of the Board of Directors and any power of stockholders to call a special meeting is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

10. Advance Notice Provisions. Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, provided that such action does not conflict with the provisions of this Amended and Restated Certificate of Incorporation or the provisions of any written agreement between the Corporation and any of its stockholders.

ARTICLE VIII

1. The number of directors which constitute the Board of Directors of the Corporation shall be as designated or provided for in the Bylaws of the Corporation.

2. The provisions of this paragraph shall be effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation and subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances. The Board of Directors shall be divided into three classes, the members of each class to serve for a term of three years; provided that the directors shall be elected as follows: at the first annual meeting of the stockholders held following the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, the directors in the first class shall be elected for a term of three years, at the second annual meeting following such date, the directors in the second class shall be elected for a term of three years, and at the third annual meeting following such date, the directors in the third class shall be elected for a term of three years. The Board of Directors by resolution shall nominate the directors to be elected for each class. At subsequent annual meetings of stockholders, a number of directors shall be elected equal to the number of directors with terms expiring at that annual meeting. Directors elected at each such subsequent annual meeting shall be elected for a term expiring with the annual meeting of stockholders three years thereafter.

3. The provisions of this paragraph shall be effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation and subject to the rights of the holders of any series of Preferred Stock then outstanding. Any director may be removed from office by the stockholders of the Corporation only for cause. Unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, whether or not less than a quorum, and directors so chosen shall hold office until such director’s successor is elected and qualified. No reduction in the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.

4. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, the Board of Directors is expressly empowered to adopt, amend or repeal any of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Board of Directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate, the affirmative vote of the holders of at least 66?% of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal all or any portion of Article II, Section 3.2, Section 3.3, Section 3.4, Section 3.14, Article VI or Article IX of the Bylaws of the Corporation.

ARTICLE X

1. Limitation of Director’s Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation.

2. Indemnification of Directors and Officers. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees, other agents of the Corporation and any other persons to which the DGCL permits the Corporation to provide indemnification.

3. Repeal or Modification. Neither the repeal, modification nor amendment of this Article X, whether by amendment of this Article X, by the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article X or by operation of law, shall adversely affect any right or protection of a director, officer, employee or other agent of the Corporation existing at the time of, or increase the liability of any such person with respect to any acts or omissions in their capacity as a director, officer, employee, or other agent of the Corporation occurring prior to such repeal, amendment or modification.

ARTICLE XI

Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, the Corporation reserves the right to amend or repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XI, Section 9 of Article V, Section 10 of Article V, Article VII, Article VIII, Article IX or Article X.

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of capital stock of the Corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

In Witness whereof, Luna Innovations Incorporated has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 1st day of June, 2006.

Luna Innovations Incorporated

By: /s/ Kent A. Murphy

        Kent A. Murphy

        President and Chief Executive Officer